Exhibit 10.2
March 18, 2025

Tim Sznewajs
3175 Kittrell Court
Boulder, CO 80305

Dear Tim:

Thank you for your time discussing your background with us at Everus. We are excited to have you join our management team and have outlined the following offer of employment:
Title: Vice President of Corporate Development & Strategy, Everus Construction Group. You will be a Section 16 officer of Everus Construction Group, Inc. (Everus).
Hire Date: April 21, 2025.
Reporting Relationship: This position will report to the President and CEO of Everus and be a member of the Everus executive leadership team.
Work Location: As part of this employment offer, your home address has been approved as your primary work location. Per details of the telecommute policy, you are approved for all provisions of the policy. A separate email will be sent that will include the telecommute policy and your telecommute agreement for your review and signature.
Duties: As the Vice President of Corporate Development & Strategy at Everus you will perform such duties as the CEO of Everus may require consistent with those customarily performed by a Vice President of Corporate Development & Strategy as outlined in the included job description. You agree to devote your entire working time and energy to your role with Everus.
Annual Base Salary: Your annualized base salary will be $402,500 for 2025 and will be paid in accordance with the regular payroll practice of Everus.
Sign-on Bonus: We are offering you a sign-on bonus of $110,000 before applicable taxes. This bonus will be paid on your first paycheck.
Annual Incentive (Executive Incentive Compensation Plan – EICP): You will be eligible for prorated participation in the 2025 Everus EICP based on your start date of April 21st though end of year. Your target amount is 70% of your base salary ($281,750) which will then be prorated to the number of days worked at Everus during 2025, subject to the achievement of performance measures set for Everus and provided as a separate document. Based on the proration of April 21 to the end of 2025, the EICP would allow you to achieve from 0% to 200% of your annual incentive target or $0 to $393,678, depending on Everus’ performance results.

Exhibit 10.2
Long-Term Performance-Based Incentive Plan (LTIP): You will be eligible for a mid-year prorated 2025-2027 award, your annual target grant value of LTIP awards will be based on 90% of base salary ($362,250) prorated for the number of months worked at Everus during the grant cycle, subject to the achievement of performance measures set for Everus and provided as a separate document. The 2025-2027 award will be 60% performance share awards and 40% time-based restricted stock units (RSU). The RSUs shall vest in respect of one-third of the RSU shares on each of the first, second, and third anniversaries of the vesting commencement date of February 20, 2025. The type, terms and conditions of these awards are determined by the Everus Compensation Committee.
In addition, you will receive a one-time restricted stock unit award based on a value of $570,000 with a three-year ratable vesting schedule. The RSUs shall vest in respect of one-third on the first anniversary of the anticipated grant date of May 22, 2025, and one-third on each of the second and third anniversaries of the vesting commencement date of February 20, 2025. The number of shares will be determined by the average closing stock price for the fifteen (15) trading days immediately preceding the anticipated grant date of May 22, 2025. The details of award, including the associated vesting schedule, will be outlined in the award agreement approved by the Everus Compensation Committee.
Stock Ownership Requirement: As a senior member of management, you will be required to comply with Everus’ stock ownership policy for executives. You will be required to maintain stock ownership in a multiple of two times your base salary and have five years to achieve the required stock ownership level. Our expectation is that you retain shares paid to you under the LTIP until the stock ownership requirement has been met.
Non-Qualified Deferred Contribution Plan (DCP): As an executive team member, you will be recommended for a company contribution of 10% of your 2026 base salary to the DCP in January 2026 at the November Compensation Committee meeting.
The DCP also provides the ability for employees to elect to defer a portion of their base salary and/or EICP during an annual enrollment period.
Employee Benefits: You will participate in Everus employee benefit programs as outlined in the attached summary.
Vacation: You will receive a one-time lump sum deposit of 168 hours (21 days) in your vacation balance. Additionally, we will enter you into our vacation program with an accrual level equivalent to 20 years of service. Our plan allows you to carry over vacation annually equivalent to 2x your service level balance.
Change in Control: You have been approved for participation in the Everus Construction Group Change in Control Plan at Tier II; which is the equivalent of 2x your annual base salary and target annual incentive plus other benefits should a change in control occur.
Background Check and Drug Testing: This offer letter is contingent upon completion of a clear background check and drug test. You will receive an email with information for the completion of the background check release. You will also receive an email with the steps for the completion of your drug test.

Exhibit 10.2
Plan Modifications: It is important to note that this offer summarizes the current structure of various plans.
Again, we are excited to have you join the Everus team and look forward to our mutual successes and accomplishments!
Sincerely,

/s/ Jeffrey S. Thiede
Jeff Thiede
President and Chief Executive Officer
Everus Construction Group
I agree to the terms of employment as described above:

/s/ Timothy R. Sznewajs	3/19/25
Date

Attachments: Job Description
2025 Everus Annual Incentive Performance Measures
2025 Everus Long-Term Incentive Plan Design & Performance Measures
Telecommute Policy & Agreement
Vacation Policy
Summary of Employee Benefits
Everus Change in Control Plan and Acceptance Document for signature and return to Everus.

cc: Human Resources